Exhibit 99.2

Marvel Entertainment, Inc.
Transcript of Conference Call
Moderator: Peter Cuneo
May 5, 2009
9:00 a.m. EDT

MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Entertainment first quarter results call. [Operator Instructions] Afterwards, we will conduct a question and answer session. [Operator Instructions] As a reminder, this conference is being recorded Tuesday, May 5, 2009. I would like now to turn the conference over to Peter Cuneo, Vice Chairman. Please go ahead, sir.

F. Peter Cuneo, Vice Chairman
Thank you, operator, and good morning again, everyone. This is the Marvel First Quarter 2009 conference call. Besides myself today we have in the room here in New York David Maisel, chairman of Marvel Studios; John Turitzin, executive vice president and chief legal counsel; Ken West, exec VP and chief financial officer; and Rob Steffens, who is senior vice president, finance.

We’re going to follow our usual agenda. First we’ll have a reading of the safe harbor statement, then we’ll have some remarks from Ken West followed by some statements, remarks, comments from David Maisel and then we will start Q&A.

So we’ll start this morning with our safe harbor.

David Collins
Some of the statements that the Company will make on this conference call such as statements of the Company’s plans, expectations and financial guidance are forward-looking. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the Company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 8-K, 10-K and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Kenneth P. West, Executive Vice President and Chief Financial Officer
Good morning everyone, this is Ken West; and thank you for joining today’s call. Let’s now review Marvel’s results for our 2009 first quarter, which reflected earlier timing of certain elements in our licensing and film production segments than anticipated.

In our licensing segment, as in many quarters, this first quarter’s 2009 net sales reflect the contribution of several one-time items that may not be repeated in quarters 2 through 4. The difference is that several of these items are sufficiently large that they serve to drive the performance of the licensing segment significantly higher in Q1 as compared to the rest of the year. In particular, there was a sizeable contribution from a video game license with THQ and a fee associated with the termination of an agreement for a theme park in South Korea. In aggregate, the contribution from these two items was $16.5 million of revenue in this quarter 1.

In addition, reflecting very solid performance of Marvel-branded consumer products in the Q4 holiday season, cash overages collected in Q1 were approximately $18 million, which is more than the average for quarterly overages expected for the balance of this year. Finally, primarily reflecting the timing of scheduled royalty guarantees, recognized minimum guarantee cash collections totaled $20.4 million in the quarter — significantly higher than the quarterly average we anticipate collecting, and therefore recording as revenue, for the remainder of the year.

Our publishing net sales declined from last year’s Q1 level, but still within expected range. And the primary reason for the decline is the loss of some advertising revenues compared to the prior year. Our Q1 dollar share of the direct comic book market was 43% and our unit share was 47%, consistent with recent levels. Publishing margins were down, reflecting less high margin advertising income combined with continued investments in digital media initiatives. In this quarter, we invested approximately $1 million in this area with approximately $6 million anticipated for the full year.

Similar to 2008, our major editorial programs will be building for the balance of the year, so we anticipate quarterly publishing results for the balance of ‘09 to exceed Q1 performance in both sales and operating income.

Our Film Production segment also had some upside compared to our expectations heading into the quarter – with collections received earlier than anticipated. In fact you’ll note that the $90 million in film production revenue recorded in Q1 is a very significant portion of our full year revenue expectation of $130 million — $145 million. The upside was driven by the very solid performance of the Incredible Hulk DVD which contributed nearly two-thirds of the segment revenue in Q1. The balance of the revenue in Q1 was primarily related to the Iron Man DVD and as with Hulk, the majority of the first-window revenues for DVD have now been collected. Cumulatively, our distributors have collected approximately $221 million and $110 million, on Iron Man and Hulk, respectively, through the most recent participation statements we’ve received.

Despite the industry news about the retail performance of the DVD market, the performance of our first two feature films have been very solid and was within our expectations. Modest out-performance in domestic sales served to offset modest under-performance in international markets, as well as some FX impact. Accordingly, we remain comfortable with our existing Ultimates for both films.

During the quarter, we completed an internal restructuring of our licensing business, which will have the effect of reducing the tax reserves expected to be recorded this year under the tax accounting rules. Our full year effective tax rate is now estimated at approximately 37.5%

Cash flow continued to be strong, even after treasury stock repurchases of approximately $16.4 million during the quarter.

Our outstanding film-related borrowings decreased significantly to $62 million at the end of March, down from $213 million at year end, driven principally by cash receipts for the Iron Man and Hulk DVD revenues from Q4 08 and Q1 09 that were collected during the quarter. Our March 31, 2009 balance sheet reflects our funding of one-third of the budget plus a cash reserve – which allows us to save over half of the premium of the completion bond for Iron Man 2. We commenced principal photography of Iron Man 2 in early April, and such funds are classified in restricted cash on our balance sheet, and we expect a ramp-up of film borrowings later this quarter as that production progresses.

This morning we revised our 2009 financial guidance to reflect better-than-expected performance in Q1. Specifically, we raised the low end of our net sales range by $35 million to $450 million, the low end of our net income range by $6 million to $86 million and the low end of our diluted earnings-per-share range by $0.10 to $1.10.

When we first provided guidance for 2009, last November, and then reiterated in February, we were cautious given the state of the global macro economy. Even with the slight upward adjustments to our guidance today, we remain cautious. With the price points of Marvel product almost entirely below $30, we think our guidance remains appropriate.

As for our cash needs during 2009, with Thor now scheduled to begin principal photography in 2010, instead of later this year, our major cash uses for all of 2009 include last month’s funding of one-third of the production budget of Iron Man 2 as well as the up-front pre-production costs for Thor, Captain America and the Avengers feature films, and the costs of self-produced animation series. These cash commitments are estimated to aggregate approximately $100 million during 2009.

Given year-to-date and expected cash generation across all our businesses, and without giving effect to any further stock repurchases, we expect to end 2009 with cash in excess of $175 million — including restricted cash — and still no borrowings under our corporate credit facility.

Let me now turn the call over to David Maisel to provide an update on our studio activities.

David Maisel, Executive Vice President, Office of the Chief Executive
Thank you, Ken. Good morning. Just a few comments regarding the studio. First we are very pleased with the continued strong performance of Iron Man and Incredible Hulk on DVD. These strong sales and the strong word-of-mouth help create a great foundation for our future releases.

We are also very pleased with the fantastic opening weekend of Wolverine with nearly $160 million in global box office. It not only shows the continued popularity of Marvel’s characters in film, but further solidifies the first weekend in May as the kick-off of the summer movie season with a Marvel film.

Speaking of that first weekend in May, we look forward to launching Marvel Studios’ next film, Iron Man 2, in roughly one year: May 7, 2010 to be exact. We have started production, as Ken has mentioned, and we’ve compiled an amazing cast with of course Robert Downey Jr., as well as Gwyneth Paltrow, Mickey Rourke, Don Cheadle, Sam Jackson, Sam Rockwell and Scarlett Johansson. We are now in the fifth week of actual production and could not be more excited.

We also continue to bring Iron Man into other entertainment mediums and have recently launched our Iron Man animated television show on Nicktoons to great results. It actually achieved the top ratings for a new show that Nicktoons has ever seen.

Since the last earnings call we have also solidified our film line-up for 2011 with Thor and The First Avenger: Captain America, following Spider-Man 4 that summer. We also announced that the Avengers film will kick off the summer of 2012. Having the successful experience of operationally making both Iron Man and The Incredible Hulk for the same summer under our belt as well as the recent strengthening of both our studio manpower and facilities with our move to Manhattan Beach, we can plan out our release schedules solely to maximize strategic and financial advantages.

Specifically, we were very happy with the strategic and promotional benefits of Thor and Captain America following Spider-Man 4 in the summer of 2011 and building up to the Avengers film the following year. We plan on starting photography on Thor in the first quarter of next year and Captain America in the summer. Stay tuned for casting announcements on both films.

Lastly, we have recently announced the opening night for our Spider-Man musical which will be February 18, 2010. Our creative team, as you all know, is headed by Julie Taymor, with Bono and the Edge from U2 working on the music, and we could not be more excited about this show as well. With that I’ll turn it over to Peter.

F. Peter Cuneo, Vice Chairman
Thanks very much, David. Operator, we’ll start the question-and-answer session.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] And our first question comes from the line of David Miller from Caris & Company. Please proceed with your question.

<Q – David Miller>: Yeah, hi, good morning. Congratulations on the stellar results. Ken, I was just wondering if you could flesh out the guidance a little bit more. You only guided up on the low end of the range. Correct me if I’m wrong, I believe you said three months ago on your Q4 call that you felt that knowing the – knowing what you knew back then that all revenues and earnings and distributions therein would be fairly even throughout the year and yet your new guidance implies otherwise. And I’m just wondering if you could just sort of flush out exactly what happened with the collections on the Hulk DVD that you didn’t know would happen three months ago. Thanks very much.

<A – Kenneth West>: David, thank you very much for that question. There’s a lot of elements in that question. Let me see if I can address them piece by piece. We were a little bit more conservative in the timing associated with Hulk DVD collections and we spread those principally through the first, second and third quarters but a majority, as I stated before, were actually collected in the first quarter which we’re very happy about and that allowed us to reduce the outstanding debt so much sooner than anticipated.

As far as the licensing – well, let’s go to the balance of the full year. I did mention in the last quarterly earnings conference, or the full-year 2008 annual results conference call, that I thought that the balance of operating income would be between 50/50 first half versus second half, which is clearly no longer the anticipation. This is a very strong quarter, we’re very happy with the results, and we think that the guidance we’ve established is very appropriate.

Also, there are some one-time elements in the first quarter that I included in my prepared remarks and, as defined there, they’re one-timers.

<Q – David Miller>: Okay, and then, David, if I may just have another question, there was some industry chatter sort of floating around maybe a couple months ago that you guys were having some difficulty with casting on Thor. Could you talk about that at all? There was a couple rumors going around that some principal actors had maybe turned down the part. Could you talk about why that might have been the case? And any updates on casting that you might have at this time?

<A – David Maisel>: Sure. We continue to have a great response and interest in actors and directors and writers working on our movies. Regarding your specific question regarding Thor, to my knowledge we have not made any formal offers on that project. So those rumors are obviously false. It’s the love of the Marvel characters which, though that might sound strange to say on a financial call, a lot of people grew up with these characters and with the success of Iron Man and Hulk last year, we find a huge amount of interest for, people that want to get associated with these movies. As I mentioned, not just actors but writers and directors. And I think that’s evidenced by the cast that we pulled together for Iron Man 2. So we’re really excited about the ability to attract the best talent to the movies. We do focus very much on profit maximization of these films, not just the revenues on the headlines that always talk about those numbers. We look at all the cost elements of the film, including talent, and we try to make the best decisions that will maximize the profitability, or the expected profitability, to Marvel.

<Q – David Miller>: Okay. Wonderful. Thanks very much.

Operator: Thank you. Our next question comes from the line of Tony Wible from Janney Montgomery. Please proceed with your question.

<Q – Tony Wible>: Good morning. I was hoping you could comment on what you feel is causing Hulk to just do so much better than Iron Man in the current quarter, especially considering there was only about a 20-day delay between when Iron Man was released on DVD and Hulk. And do you expect Hulk to continue to outperform versus Iron Man for the rest of the year?

<A – Kenneth West>: Tom, this is Ken. In the sense of outperformance, what we’re talking about really is a sense of timing. So the revenue associated with what we anticipated in Q1 and, in fact, Q2, Q3 is different. We got more revenue from the Hulk DVD in Q1 than anticipated. But that’s principally timing. But most importantly we’re very happy with the sell-through associated with Hulk and with Iron Man DVDs. Both are performing very well, consistent with our own expectations and, in fact, a little bit ahead. So we’re very happy with our Ultimates. And I think those are the issues.

<A – Peter Cuneo>: Tony, I think you have to remember that we had two separate distributors for these films. And that’s part of the timing difference as well, beside the fact that the films, the DVDs, came out a month apart roughly. And those distributors, one is Paramount, one is Universal, have different methodologies.

<Q – Tony Wible>: And is your sense that the Hulk pricing on the DVD is holding up well? And is there actually any sense that you could actually be somewhat surprised and actually increasing your Ultimate expectations on Hulk?

<A – Kenneth West>: Well, there have been no significant changes on our wholesale pricing into the retail market. Some retailers may be discounting the sales to increase their own traffic as a loss leader. We’re hopeful that it’ll continue to sell in the catalog period. And again, we’re just very happy with the Ultimates we have established at present.

<Q – Tony Wible>: Great. Thank you.

Operator: Thank you. Our next question comes from the line of Todd Schwartzman from Sidoti & Co. Please proceed with your questions.

<Q – Todd Schwartzman>: Hi, good morning, gentlemen. Regarding Turn Off the Dark, how likely are we to see, depending on the success of the show, how likely would a touring company be? And if so, how would your participation differ, if any, from the Broadway production?

<A – David Maisel>: Well, Todd, just for everyone’s benefit, to remind everyone, our participation in this production is no capital at risk, and we have a very, very healthy gross participation on all revenues that come in. So we should be in a situation, from opening night onward, of receiving income from the Broadway show in New York. Given this type of caliber show and the type of cast involved we obviously have ambitions to try and replicate many companies of this show around the world. And we’re in the process right now of planning that out with our partners, Hello Entertainment, Julie and with Bono and the Edge.

So I can’t say yet when the first touring company would be on the show, but needless to say we’re very focused on getting out as many companies of this show as we can as quickly as we can that makes sense for the entire creative team. But the kind of show like this can be very profitable for us in the New York production, and then we expect we’ll have comparable, at least comparable to – perhaps some chances to improve, even – the economics on the shows outside of New York.

<Q – Todd Schwartzman>: Great. And with respect to Thor casting, if principal photography is to begin in the first quarter, roughly how far in advance of that should we expect to see announcements regarding the leads?

<A – David Maisel>: It’s a good question. I think you can with our films, we very much work through on the scripts with the director in a very thorough basis before we try to get too detailed on the casting. As you saw with Iron Man 2 we announced some casting elements just even a few weeks before production started so we have some flexibility and leeway on the timing. With that being said though, I think you should stay tuned over the next few months and there are likely to be some casting announcements on the film.

<Q – Todd Schwartzman>: Okay. And lastly on publishing, can you briefly highlight some of the expected second-half events?

<A – Rob Steffens>: We don’t have details – we’re not prepared to share detail on what those events are, but we simply want to note that the timing is skewed towards the last three quarters of the year. We didn’t have the events launched in Q1.

<Q – Todd Schwartzman>: Gotcha. Thank you.

Operator: Thank you. Our next question comes from Barton Crockett from Lazard Capital Markets. Please proceed.

<Q – Barton Crockett>: Okay, great. Thanks for taking the question. Really a couple of topics I wanted to touch on. One, do you guys have any interest in using 3D in any of your announced upcoming films or do you have partners for that matter do you think have any interest in that?

<A – David Maisel>: Barton, it’s a good question. We’re obviously very watchful on what’s going on with 3D. It’s one of the fascinating elements of what’s going on in the film business, especially the animated film business. And in fact in animation, it’s really become almost a competitive requirement to be in 3D since almost every major release is now in 3D. That’s not the case in live action yet and not in the near future. So we can make the decision on 3D not for competitive requirement reasons but more for whether we think it makes sense for the movie and it would be accretive in terms of the investment. At this point in time, we’re watching. We don’t have any specific plans to make any of our announced films in 3D but we’re watching the developments in the industry to see how they unfold and constantly monitoring on a film-by-film basis.

<Q – Barton Crockett>: Okay. I mean, under your facility, would you have flexibility under the budget constraints, do you think, to be able to make a movie in 3D if it seemed like what you needed to do for creative or competitive reasons?

<A – David Maisel>: Given the success of our first two movies, we found that our partners in the facility are very amendable to arrangements that might need to be put in place that might not have been envisioned four or five years ago when we put the facility together. So whether something is specifically in the facility or not at this point, we don’t have any kind of concern that we wouldn’t be able to sit with our partners and revise whatever the facility might need to be to plan out for any developments in the future.

<Q – Barton Crockett>: Okay, that’s good. And then a final kind of series of questions. I’ll just put them here kind of quickly. I wanted to get, see if we’d be able to get more detail on the studio revenues in terms of what you just reported and what your guidance assumes? In particular, can you give us any sense of the mix between Iron Man and Hulk net revenues in the quarter? Can you also give us a sense of whether you’ve now recorded all the DVD revenues for units that were shipped domestically and internationally in the Christmas period in the fourth quarter? And could you also give us a sense of what are the major windows like pay TV are assumed to contribute to revenues this year?

<A – Kenneth West>: Barton, this is Ken. With respect to the revenues that were recorded in the first quarter for DVDs, as I noted before, there’s $90 million of revenue. About two-thirds of that is Hulk. That represents the majority of the revenue we anticipate for the full year because we’re talking about a full-year guidance in this film segment of $130 million to $145 million. So that $90 million is a good proportion of that, and we’re just hopeful for continued catalog sales but the bulk is behind us in Q1.

<Q – Barton Crockett>: Okay. So the balance of your revenue, is there contribution from pay TV this year or any other windows?

<A – Kenneth West>: Correct. In the second or third quarter – again, we’re not going to give any quarterly guidance – we do expect the domestic pay TV numbers to come in. So that’s included in this guidance range.

<Q – Barton Crockett>: Okay. But any other meaningful windows or is that basically it?

<A – Kenneth West>: Those are the most significant windows for 2009.

<Q – Barton Crockett>: Okay. All right, great. Thanks a lot.

Operator: Thank you. Our next question comes from the line of Jason Bazinet from Citi. Please proceed with your question.

<Q – Jason Bazinet>: Thanks so much. I’m assuming that the Iron Man that’s being distributed by Viacom, the pay TV or at least the premium channel window will go on Epix. And I guess my question is that given that Epix which is I think is supposed to launch in the fall of this year, hasn’t received any distribution agreements from the pay TV providers, can you just talk about contingency plans or ways this could pan out if Epix doesn’t get carriage? Thanks.

<A – David Maisel>: Jason, that’s a good question. We’ve received written confirmation from our partner Viacom that the monies that we expect to be paid for the pay TV window on Iron Man will be paid to us. So we don’t have a need for a contingency plan regarding the film.

<Q – Jason Bazinet>: Okay. Very good. Thank you.

Operator: Thank you. Our next question comes from Ben Mogil from Thomas Weisel Partners. Please proceed with your question.

<Q – Benjamin Mogil>: Hi, guys. Good morning. So I actually want to follow up on Jason’s questions about Epix. Any concern that if in fact the channel doesn’t launch on October 1st and it gets delayed out that you, I think I, if I remember correctly you guys have the cable rights, and you’ve already sold them to FX, do you have a sense of sort of any concern that if that gets pushed out that there’s going to be any issues with you guys on the cable window delivery?

<A – David Maisel>: Ben, as I mentioned with Iron Man specifically, which is the one that’s on the table right now, we’ve gotten the written assurances that the monies we expect to receive should be received. And since the next film is then in a year from now with Iron Man 2, any slight delays in terms of the channel launch should not have a material effect on expectations for that film or the remaining films afterwards.

<Q – Benjamin Mogil>: Sorry, my question probably wasn’t very clear. What I meant was I’m not concerned that you’re not going to get paid. I think Viacom I saw on their financials has already booked for you guys and I think for Indiana Jones as well. What I meant more was that any concern that if that window gets pushed out a little bit that that’s going to be a delivery problem for you guys on Iron Man for the cable window? I think you sold the cable rights to FX?

<A – David Maisel>: No, not at this point, Ben. We’ve communicated and everyone’s aware of the different window requirements on the various deals. And so everyone’s respecting the windows that have been established.

<Q – Benjamin Mogil>: Okay, great. Thanks. In terms of the $60 million out of Hulk for DVD, can you break down what came from domestic and what came from foreign?

<A – Kenneth West>: We’re not going to provide that specific detail level. We’re just, as I stated, very happy with the performance to date and the Ultimates, but no further clarification on domestic versus international.

<Q – Benjamin Mogil>: Okay. Fair enough. And I think last question then I’ll let someone else on the queue. Looking at the video game pipeline, I think in the past you guys have mentioned that some of the titles on the video game side of your films haven’t been exactly what you were looking for in terms of quality and maybe even promotion. How involved were you guys with the video game pipeline as you’ve sort of published in the queue what’s coming up?

<A – David Maisel>: Ben, good question. We’re very focused on the whole gaming area as a company, it’s always been one of the attractive areas with all of our IP, and one of the components as you know is the console games and there we’ve approached this with a licensing arrangement where frankly we received extremely attractive minimum guarantees plus a high royalty for the overages. Since those are with third parties we do have involvements, we do have the ability to do brand assurance and to help give advice, but we’re not the people directly responsible for making the games.

All we can do is hope to pick the best partners, make the best business deal and try and manage the relationship to give the right information about the characters and what’s happening perhaps for the movies and help nudge it to be the best game possible. That will produce results in terms of the quality of games that might vary depending upon the game that comes out. But the economics has stayed and remain very attractive for us.

At the same time, what’s been fortunate for us is the gaming environment has broadened to now include, as everyone knows, casual games which are much less expensive to create, games for mobile devices like the iPhone, MMPs and so on and you’ve seen us be very active in those areas ourselves. There’s been an iPhone game for Iron Man, if you go to Marvel Kids and to marvel.com you’ll see a lot of casual games that have been launched, a lot of those that we’re doing ourselves or with partners and we’ve recently announced a major MMP deal. So we’re still very excited and even more excited about the gaming environment and some of these other new gaming types allow us to be more hands on, and in some cases actually create the games ourselves.

<Q – Benjamin Mogil>: Okay great. Thanks a lot guys.

Operator: Thank you. The next question comes from Alan Gould from Natixis. Please proceed with your question.

<Q – Alan Gould>: Thank you. A few questions for Ken. Ken this THQ license that you received, is that a large up-front license for which we shouldn’t be expecting overages from THQ for a while so sort of a one-time issue? And then two, a balance sheet question, what is the deferred revenue and why did that drop? And thirdly, it looks like you added $23 million into film inventory this quarter when you net out what you amortized on Iron Man and Hulk. What is that, is that principle photography on Iron Man 2?

<A – Kenneth West>: It’s a number of questions, let me take the first one first, and that is with respect to THQ and the monies received, that is the minimum guarantee associated with a game for Super Hero Squad which is expected to be released later this year. Depending upon the actual sell-through and success of the launch of that game, there is potential for overages most likely in early 2010. So I would not call that a first timer for first quarter, but we do expect something for 2010, again, dependant upon its success. As far as deferred revenue, could you repeat that question? And I’ll see if I can address that.

<Q – Alan Gould>: Sure. What is the deferred revenue? I see it dropped from $81 million to $58 million. And what is it? And why did it drop?

<A – Kenneth West>: That’s just a classification of deferred revenue. If you look further on the balance sheet, you’ll see a deferred revenue caption called non-current portion, which has grown from $49 to $104. So please look at that in the aggregate of deferred revenue changes.

<Q – Alan Gould>: Okay. What makes up your deferred revenue at the company? Is it mostly advances on the licensing side?

<A – Kenneth West>: Correct. It’s advances. As an example, the advances received on the Hasbro relationship. That license agreement is initially deferred when cash is collected and then earned out as royalties are reported and associated with many other licenses until there’s an ultimate delivery or release of a film or whatever other element. They are deferred until able to be recognized into income.

<Q – Alan Gould>: Okay. That makes sense. And then the third one is I see that the film inventory, if you take out the $71 million of amortization, it looks like the film inventory then would have increased by $23 million.

<A – Kenneth West>: That’s approximately correct. And that does relate to the pre-production activities on a number of films, but principally the dollars devoted to the pre-development work on the Iron Man 2 theatrical picture.

<Q – Alan Gould>: Okay. Thank you.

Operator: Thank you. Our next question comes from Doug Creutz from Cowen & Company. Please proceed with your questions.

<Q – Doug Creutz>: Sure. Thanks. Within your guidance you lowered your guidance for licensing margins and you raised your guidance for corporate overhead. I was wondering if you could talk about what’s driving the cost increases there. Thanks.

<A – Kenneth West>: On the corporate overhead, that’s just a relationship of allocating certain overhead elements and people between divisions. And that’s consistent with the past. So there’s no overhead increase in total for consolidated purposes, but just a little bit more reflected and allocated to corporate. From margins on the Licensing segment, there was an element that was expected later in this year, which was a non-recurring, non-cash credit to our SG&A, that we’ve now, based on timing, pushed out to 2010. So taking that out of our anticipated ‘09 results affects the margin in the licensing segment. But overall, you can see that our guidance is where we’re very comfortable.

<Q – Doug Creutz>: Okay. Thank you.

Operator: Thank you. The next question comes from Vasily Karasyov from JPMorgan. Please proceed with your questions.

<Q – Vasily Karasyov>: Thank you. Good morning. Can you please tell me what the appropriate tax rate is beyond ‘09? And then another question is about the recent announcement of the joint venture between Hasbro and Discovery. Did you have any conversations with Hasbro maybe about putting some animated product on that network? And do you see this as an incremental distribution channel for your TV series? Thank you.

<A – Kenneth West>: Vasily, this is Ken and I’ll address the tax rate. We’re not going to give any specific color on taxes or operating income or EPS for 2010, so I think it’s just premature at this moment to really address that. For the joint venture with Hasbro, Rob Steffens, would you like to address?

<A – Rob Steffens>: Yes, Vasily. Of course we have a very long-term, fruitful relationship with Hasbro. We are excited about the opportunities that that endeavor presents for Hasbro. We will not at this point speculate on any furthering of our relationship with them.

<Q – Vasily Karasyov>: Okay, thank you.

Operator: Thank you. Our next question comes from David Bank from RBC Capital Markets. Please proceed with your question.

<Q – David Bank>: Good morning, thank you. A couple of questions. The first one is, I guess the corporate expense number looks like it’s been revised up in your guidance. I was just wondering what the thinking was behind there. The second, if you could give us a little bit more color in the overall contribution of consumer products — to toys versus other licensing on a domestic versus international basis? And the last question, if you look at the overall contribution you get from minimum guarantees on Hulk and Iron Man, what proportion of the total minimum guarantees from the international territories came from the home video, or the pay TV window versus DVD and theatrical? Can you give us some more color there without maybe giving us an exact number, but kind of proportions?

<A – Kenneth West>: Okay. If you’re addressing, David, the first quarter results and pay TV, there are no elements of pay TV in our revenue. With respect to the corporate expense increase, consistent with my response of just a few moments ago, we’re talking about an allocation of just company overhead, more to corporate, versus other segments specifically for different purposes. And then as far as a breakdown of domestic and international, Rob?

<A – Rob Steffens>: Yes, David, you asked a couple questions in regards to further breaking down our licensing revenue. Specifically in regards to toys, toys is, and will continue to be, a very important part of our licensing business. We’re very happy with our relationship with Hasbro and their performance to date. However, we will not give any further breakdown either by international versus domestic, or specifically toys as a segment in licensing.

<Q – David Bank>: Okay. Won’t ask that question again. Let me just come back to the first question I had. I think the question I was really trying to get at wasn’t so much the quarter; it was what percentage of your overall minimum guarantee deals for the international pre-sale rights comes from the pay TV window?

<A – Kenneth West>: I’m sorry. Now I understand. So associated with the pre-sales of foreign territories for our theatrical...

<Q – David Bank>: Yes.

<A – Kenneth West>: I believe that the pay TV windows represent, at most, 20% of those minimum guarantees.

<Q – David Bank>: Okay. Thank you.

<A – Kenneth West>: And they’ll be recognized when those windows are opened.

<Q – David Bank>: Thank you very much.

Operator: Thank you. Our next question comes from Joe Hovorka, Raymond James. Please proceed with your question.

<Q – Joseph Hovorka>: Thanks. Could you say what the Hasbro royalty revenues were in the quarter?

<A – Rob Steffens>: No. What we’ve said is that we do not break that out specifically. But we continue to be very happy with our relationship.

<Q – Joseph Hovorka>: Okay. You used to break it out though, right?

<A – Kenneth West>: We have in prior periods. Yes.

<Q – Joseph Hovorka>: Okay. So that’s a change. You’re not going to break it out anymore?

<A – Kenneth West>: We have so much more to talk about and disclose, mostly the films. That’s what our focus has been and continues to be for the current year.

<Q – Joseph Hovorka>: That’s fine. Thanks, guys.

Operator: Thank you. Mr. Cuneo, I will now turn the conference back to you. Please continue with your presentation or closing remarks.

F. Peter Cuneo, Vice Chairman
Thank you very much, operator. And thank you all for tuning in again this quarter. And we look forward to seeing or hearing from all of you next quarter. Thanks again. Bye bye.

Operator: Thank you. Ladies and gentlemen, that concludes our conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a good day.